EXHIBIT 3.1C

AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
CENTEX DEVELOPMENT COMPANY, L.P.

Formed on March 31, 1987
Certificate No. 2122175

     In accordance with Section 17-210 of the Delaware Revised Uniform Limited Partnership Act, Centex Development Company, L.P., a

Delaware limited partnership (the “Partnership”), hereby files this Amended and Restated Certificate of Limited Partnership in order to amend its original Certificate of Limited Partnership filed on March 31, 1987. The purpose of this Amended and Restated Certificate of Limited

Partnership is to reflect a change in the name of its general partner from “3333 Development Corporation” to “Centex Homes.” The

Partnership hereby states and certifies as follows:

I.	The name of the limited partnership is Centex Development Company, L.P.

II.	The address of the partnership’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the partnership’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

III.	The name and mailing address of the sole general partner are as follows:

Name	Mailing Address

Centex Homes,	2728 N. Harwood St.
a Nevada general partnership	Dallas, Texas 75201

     IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Amended and Restated Certificate of

Limited Partnership of Centex Development Company, L.P., as of March 1, 2004.

CENTEX HOMES, a Nevada general partnership

By:	CENTEX REAL ESTATE CORPORATION, Managing general partner of Centex Homes

	By:	/s/ RAYMOND G. SMERGE

Raymond G. Smerge
Vice President & Secretary